EXHIBIT 99.1

Contact:	Norman C. Chambers
Chairman, President and
Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS FIRST-QUARTER EARNINGS PER DILUTED

SHARE OF $0.39 AND ADJUSTED EARNINGS OF $0.45

HOUSTON (March 3, 2008) – NCI Building Systems, Inc. (NYSE: NCS) today announced financial results for the first quarter ended January 27, 2008. Sales for the first quarter of fiscal 2008 increased to $361.5 million compared with $359.3 million for the first quarter of fiscal 2007. Net income for the first quarter of fiscal 2008 was $7.5 million or $0.39 per diluted share compared to $0.49 per diluted share for the first quarter of fiscal 2007. NCI’s adjusted earnings per diluted share for the first quarter of fiscal 2008 were $0.45. Adjusted earnings excluded charges of $0.06 per diluted share, which consisted of an inventory charge of $0.03 related to the Coatings segment, a corporate charge of $0.02 related to executive retirement and charges of $0.01 related to exiting the Component segment’s residential overhead door product line. Adjusted earnings per diluted share for the first quarter of fiscal 2007 were $0.52, which excluded a $0.03 dilutive impact from NCI’s 2.125% Convertible Senior Subordinated Notes (the “Notes”). See page 9 for a reconciliation of all GAAP and non-GAAP financial information.

Norman C. Chambers, Chairman, President and Chief Executive Officer of NCI, remarked, “NCI produced solid operating results for the first quarter of fiscal 2008, especially given the difficult economy that began for us in early fiscal 2007. Over the latest quarter we saw a drop in new starts for nonresidential and low-rise construction, as well as increased steel prices. While we see reason for optimism on steel pricing towards the latter half of this year, we are taking a very cautious view given the unpredictability of this economy. That said, our competitive position is strong, backlog is up 12.4% from the same period last year and both working capital ratios and cash flows are strong. Further, we are confident that a good supply of competitively priced steel will remain available to us over the long-term, and our customer relationships and our product quality have never been better.”

Segment Performance

“First-quarter sales for our Buildings business were comparable with the first quarter of fiscal 2007,” continued Mr. Chambers, “and we completed the quarter with a backlog of $410 million, up 12.4% from $365 million at the same time in fiscal 2007. Consistent with trends experienced in fiscal 2007, our Buildings bookings continued to be weighted toward larger, more complex projects with longer production schedules, and the segment’s sales continued to reflect ongoing softness in the markets for small buildings. As a result, we produced third-party sales

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Report First-Quarter Results

March 3, 2008

for the first quarter that were slightly ahead of the first quarter of fiscal 2007, while lower intersegment sales related to small buildings reduced our capacity utilization and operating margin.

“Our Components business produced better than anticipated growth in tonnage for the first quarter, which increased 5% from the first quarter of fiscal 2007. This tonnage growth was driven by third-party sales, with intersegment sales declining as anticipated due to the scheduling of the Buildings backlog. Lower pricing and our decision to exit the residential overhead door product line resulted in slightly lower third-party sales and operating margin on a comparable-quarter basis.

“The results for our Coatings business for the latest quarter reflected an 18% increase in third-party sales due to a higher sales mix of package sales compared with the higher tolling sales in first quarter of fiscal 2007. These package sales masked a reduction in tonnage from third-party sales for the quarter coupled with temporarily higher material costs for intersegment sales. This reduced operating leverage coupled with a pre-tax inventory charge of approximately $0.9 million impacted the Coatings operating margin to half the level produced for the first quarter of fiscal 2007. The inventory charge resulted from adjusting the carrying values of certain painted hot-roll steel products to a manufactured standard value.”

Financial Guidance

NCI also announced today that it has revised its guidance for 2008. “Despite our strong Buildings backlog at the end of the first quarter, we believe it prudent to reduce estimated earnings per diluted share for first-half and full-year fiscal 2008,” Mr. Chambers said. “Our modification is based on significant steel price increases recently announced by certain major suppliers. We expect this will result in an increase in our weighted average cost of steel of 13% to 15% in our second quarter. Our modification is also based on the identification of the charges that impacted our first quarter, as well as additional, expected charges for the second quarter.”

Accordingly, the Company now expects earnings per diluted share for the first half in the range of $0.64 to $0.79, down from previously forecasted earnings per diluted share in the range of $0.90 to $1.05. This revised half-year guidance reflects the projected impact of the recently announced steel price increases and includes first-quarter charges of $0.06 per diluted share (discussed above) and additional charges totaling $0.05 per diluted share anticipated in the second quarter. Second-quarter charges consist of an estimated $0.03 related to exiting the residential door product line and $0.02 related to our previously disclosed executive retirement in the second quarter. The revised guidance excludes any potential share dilution related to NCI’s Notes, because that amount, if any, will be dependent upon the future price of the Company’s stock.

Mr. Chambers added, “As a result, we are adjusting our original full-year fiscal 2008 guidance from $3.35 to $3.70 per diluted share to $3.09 to $3.44 per diluted share, excluding any potential share dilution related to NCI’s Notes. This adjustment gives effect to the modifications of our first-half guidance that includes the charges of $0.11 previously described. We believe this adjusted guidance represents an achievable range based on a number of assumptions including our ability to manage the balance between volume and pricing during a rising steel

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NCI Building Systems Report First-Quarter Results

March 3, 2008

price environment. Additionally, we are assuming that our favorable quoting activity will translate into a strong April 2008 backlog consistent with our adjusted full-year guidance. We expect to update our full-year guidance at the time we report our second-quarter results when we have assessed the market drivers that will impact the second half of fiscal 2008.”

Outlook

Mr. Chambers concluded, “We expect to continue enhancing our ability to produce further profitable growth in difficult market conditions through technology-driven improvements in operating efficiencies. We have achieved steady progress with our major ongoing technology initiatives, such as the engineering systems integration initiative made possible by the RCC acquisition, our Oracle 11i implementation and our web-based order entry system. In addition to these investments, we have also continued to strengthen our financial position including additional debt reduction during the first quarter. As the leading provider of metal buildings and components, we expect our consistent focus on strategies that produce long-term growth in earnings and shareholder value will enable us to continue to outperform our industry throughout the economic cycle.”

NCI will provide an online, real-time webcast and rebroadcast of its conference call tomorrow to discuss this announcement. The live broadcast of this conference call will be available online at www.ncilp.com or www.earnings.com beginning at 10:30 a.m. (Eastern Time) on Tuesday, March 4, 2008. The online replay will be available at approximately 12:30 p.m. (Eastern Time) and continue for one week.

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates 44 manufacturing and distribution facilities located in 18 states, as well as Mexico and Canada.

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI BUILDING SYSTEMS, INC.

STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended
	January 27,	January 28,
	2008	2007
Sales	$361,489	$359,303
Cost of sales	279,058	271,619

Gross profit	82,431	87,684
	22.8%	24.4%

Selling, general and administrative expenses	63,935	63,649

Income from operations	18,496	24,035

Interest income	658	124
Interest expense	(6,904)	(7,292)
Other income, net	(38)	214

Income before income taxes	12,212	17,081
Provision for income taxes	4,702	6,628

	38.5%	38.8%

Net income	$7,510	$10,453

Net income per share:
Basic	$0.39	$0.53
Diluted	$0.39	$0.49

Average shares outstanding:
Basic	19,250	19,699
Diluted	19,402	21,214

Depreciation/amortization expense	9,344	8,369

Increase in sales	0.6%

Decrease in diluted earnings per share	-20.4%

Gross profit percentage	22.8%	24.4%

Selling, general and administrative expenses percentage	17.7%	17.7%

Income from operations percentage	5.1%	6.7%

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI BUILDING SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	January 27, 2008	October 28, 2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$26,402	$75,054
Accounts receivable, net	127,553	158,435
Inventories	152,927	137,725
Deferred income taxes	23,049	23,439
Prepaid expenses and other	17,645	16,606

Total current assets	347,576	411,259

Property and equipment, net	259,167	261,647

Goodwill	616,400	616,400
Other assets	53,103	53,752

Total assets	$1,276,246	$1,343,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$920	$22,312
Accounts payable	105,407	130,161
Accrued expenses	99,685	129,298

Total current liabilities	206,012	281,771

Long-term debt	474,170	474,725
Deferred income taxes	43,701	43,638
Other long-term liabilities	6,382	3,228

Shareholders’ equity	545,981	539,696

Total liabilities and shareholders’ equity	$1,276,246	$1,343,058

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI BUILDING SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	January 27, 2008	January 28, 2007
Net cash used in operating activities	$(19,986)	$(23,102)

Cash flows from investing activities:
Capital expenditures	(5,803)	(11,016)
Other, net	299	459

Net cash used in investing activities	(5,504)	(10,557)

Cash flows from financing activities:
Payments on revolving line of credit	—	(10,000)
Borrowings on revolving line of credit	—	30,000
Payments on long-term debt	(21,947)	(237)
Proceeds from stock option exercises	327	480
Excess tax benefits from stock-based compensation arrangements	128	206
Purchase of treasury stock	(1,513)	(804)

Net cash provided (used in) by financing activities	(23,005)	19,645

Effect of exchange rate changes on cash and cash equivalents	(157)	(329)

Net decrease in cash	(48,652)	(14,343)

Cash at beginning of period	75,054	25,038

Cash at end of period	$26,402	$10,695

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI Building Systems, Inc.

Business Segments

(Unaudited)

(In thousands)

	Three Months Ended January 27, 2008		Three Months Ended January 28, 2007		$ Inc/(Dec)	% Change
		% of		% of
		Total		Total
Sales:		Sales		Sales
Metal coil coating	$62,275	17	$59,219	16	$3,056	5.2%
Metal components	154,838	43	157,021	44	(2,183)	-1.4%
Engineered building systems	216,728	60	218,043	61	(1,315)	-0.6%
Intersegment sales	(72,352)	(20)	(74,980)	(21)	2,628	-3.5%

Total net sales	$361,489	100	$359,303	100	$2,186	0.6%

		% of		% of
Operating income:		Sales		Sales
Metal coil coating	$2,695	4	$4,643	8	$(1,948)	-42.0%
Metal components	11,091	7	12,086	8	(995)	-8.2%
Engineered building systems	18,869	9	20,536	9	(1,667)	-8.1%
Corporate	(14,159)	—	(13,230)	—	(929)	-7.0%

Total operating income (% of sales)	$18,496	5	$24,035	7	$(5,539)	-23.0%

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)

(Unaudited)

(In thousands)

	Trailing 12 Months
	January 27, 2008	January 28, 2007
Net income	$60,786	$71,356
Add:
Provision for income taxes	39,170	43,612
Interest expense	28,212	27,803
Depreciation and amortization	35,658	32,178
Non-cash FAS 123(R)	9,621	7,126

Adjusted EBITDA (1)	$173,447	$182,075

(1)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator in the metal construction industry of a company's profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company's credit agreement at the respective dates presented herein. Results of operations of businesses acquired are included in this measure for periods subsequent to the acquisition and are not included on a pro forma basis. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

“ADJUSTED” EARNINGS PER SHARE COMPARISON

(Unaudited)

	Three Months Ended
	January 27, 2008	January 28, 2007
Earnings per diluted share, GAAP basis	$0.39	$0.49
Effect of convertible notes	—	0.03	(1)
Coatings inventory charge	0.03
Executive retirement	0.02
Exit costs—residential overhead doors	0.01	—

“Adjusted” diluted earnings per share (A)	$0.45	$0.52

(A)	The Company discloses a tabular comparison of “Adjusted” earnings per diluted share, which is a non-GAAP measure because it is referred to in the text of our press releases and is instrumental in comparing the results from period to period. “Adjusted” earnings per share should not be considered in isolation or as a substitute for earnings per share as reported on the face of our statement of income.

(1)	Dilutive impact for the three months ended January 28, 2007 of 1,194,631 shares of the Company’s convertible notes as if they were converted during the period.

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NCI Building Systems Report First-Quarter Results

March 3, 2008

NCI Building Systems, Inc.

Reconciliation of Segment Sales to Third Party Segment Sales (Internal Information)

(Unaudited)

(In thousands)

	1st Qtr 2008		1st Qtr 2007		Inc/(Dec)	% Change
Metal Coil Coating
Total Sales	62,275	14%	59,219	14%	3,056	5%
Intersegment	(42,893)		(42,788)		(105)	0%

Third Party Sales	19,382	5%	16,431	5%	2,951	18%

Operating Income	2,695	14%	4,643	28%	(1,948)	-42%

Metal Components
Total	154,838	36%	157,021	36%	(2,183)	-1%
Intersegment	(21,804)		(22,838)		1,034	-5%

Third Party Sales	133,034	37%	134,183	37%	(1,149)	-1%

Operating Income	11,091	8%	12,086	9%	(995)	-8%

Engineered Building Systems
Total	216,728	50%	218,043	50%	(1,315)	-1%
Intersegment	(7,655)		(9,354)		1,699	-18%

Third Party Sales	209,073	58%	208,689	58%	384	0%

Operating Income	18,869	9%	20,536	10%	(1,667)	-8%

Consolidated
Total	433,841	100%	434,283	100%	(442)	0%
Intersegment	(72,352)		(74,980)		2,628	-4%

Third Party Sales	361,489	100%	359,303	100%	2,186	1%

Operating Income	18,496	5%	24,035	7%	(5,539)	-23%

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